Montreal, March 24, 2003


Sun Media Corporation
333 King Street East
Toronto, Ontario
M5A 3X5


Ladies and Gentlemen:


RE:      US$205,000,000 7-5/8% SENIOR NOTES DUE 2013
----------------------------------------------------


We have acted as Canadian counsel to Sun Media Corporation, a company continued under the laws of the Province of British Columbia (the "COMPANY"), the Company's U.S. subsidiaries named on Schedule I attached hereto (collectively, the "U.S. GUARANTORS") and Bowes Publishers Limited, Sun Media (Toronto) Corporation, SMC Nomineeco Inc., 3351611 Canada Inc. and 3661458 Canada Inc. (collectively, the "CANADIAN GUARANTORS", and together with the U.S. Guarantors, the "GUARANTORS") in connection with the Company's new 7-5/8% Senior Notes due 2013 and the accompanying guarantees by the Guarantors (collectively, the "EXCHANGE NOTES") in aggregate principal amount of US$205,000,000. The Company and the Guarantors have filed with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "ACT"), a Registration Statement on Form F-4 (the "REGISTRATION STATEMENT") relating to the Company's offer to exchange the Exchange Notes for all of its outstanding 7-5/8% Senior Notes due 2013 and the accompanying guarantees by the Guarantors (collectively, the "OUTSTANDING NOTES" and, together with the Exchange Notes, the "NOTES") as set forth in the prospectus forming a part of the Registration Statement (the "PROSPECTUS"). The Exchange Notes will be issued, and the Outstanding Notes were issued, pursuant to an indenture (the "INDENTURE") dated February 7, 2003 among the Company, National City Bank, as trustee, and the Guarantors. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Prospectus.

We have examined the Registration Statement, the Indenture, the Notes, such corporate records of the Company and the Canadian Guarantors, such certificates of officers of the Company and the Canadian Guarantors, public officials and others and original, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies. We have assumed the accuracy and completeness of the corporate records of the Company and the Canadian Guarantors and the certificates of officers of the Company and the Canadian Guarantors, public officials and others, examined by us.

We are solicitors qualified to practice law only in the Provinces of British Columbia and Ontario. We express no opinion herein as to any laws, or any matters governed by any laws, other than laws of the Provinces of British Columbia and Ontario and the federal laws of Canada applicable therein, all as of the date hereof. Our opinion below with respect to execution and delivery is limited to the extent that execution and delivery are matters governed by the laws of the Provinces of British Columbia and Ontario and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing, we are of the opinion that the Indenture has been duly authorized, executed and delivered by the Company and the Canadian Guarantors, and that the Exchange Notes have been duly authorized by the Company and the Canadian Guarantors and, when issued, executed and delivered by the Company and the Canadian Guarantors and authenticated by the Trustee pursuant to the terms and conditions of the Indenture, the Exchange Notes will be validly issued, executed and delivered by the Company and the Canadian Guarantors.

We have prepared the discussion included in the Prospectus, which forms part of the Registration Statement, under the caption "Tax Considerations - Canadian Federal Income Tax Considerations for Non-Residents of Canada". The discussion under that caption is our opinion of the main federal income tax consequences applicable to Non-Resident Holders, as defined therein, subject to the conditions, limitations and assumptions described therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the headings "Legal Matters", "Description of the Notes - Enforceability of Judgments" and "Tax Considerations - Canadian Federal Income Tax Considerations for Non-Residents of Canada" in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


Yours truly,

/s/ Ogilvy Renault

                                   SCHEDULE I
                                   ----------



                         Toronto Sun International, Inc.
                         TS Printing, Inc.
                         Florida Sun Publications, Inc.